Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

April 1, 2013

Tengion, Inc.
3929 Westpoint Boulevard, Suite G
Winston-Salem, NC 27103

Ladies and Gentlemen:

We have acted as counsel to Tengion, Inc., a Delaware corporation (the “Company”) in connection with the registration statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an additional 98,676 shares (the “Shares”) of the common stock, $0.001 par value per share, of the Company (the “Common Stock”), issuable under the Company’s 2010 Stock Option Plan (the “Plan”).

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein.  In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.  The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion may only be used in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Very truly yours,
/s/ Ropes & Gray LLP
Ropes & Gray LLP